Exhibit 99.01

NEWS

For Immediate Release

OPSWARE INC. REPORTS ITS BEST EVER BOOKINGS QUARTER

•                  Signs 56 new license deals

•                  Non-EDS derived bookings grows 125% year over year; up 32% sequentially

•                  4 new deals over $1 million

•                  Deferred revenue and advances grow to $26.9 million; up 53% year over year

•                  Non-EDS revenue grows 100% year over year

Sunnyvale, CA – November 22, 2005 – Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today reported results for its third quarter ended October 31, 2005, highlighted by a record number of new contracts.

Derived bookings (which equals revenue, plus the change in deferred revenue, plus the change in advances from customers) grew to $19.1 million, up from $12.1 million in the same quarter last year.

Derived bookings excluding EDS, grew to $14.1 million, a $3.4 million increase from the previous quarter.  Compared to the same quarter last year, non-EDS derived bookings were up 125%.  A chart depicting Opsware’s historical non-EDS derived bookings growth is included in this release.

Net revenue totaled $15.3 million for the quarter ended October 31, 2005, up 50% from the same quarter last year.  Non-EDS revenue was $10.0 million for the quarter compared to $5.1 million for the same quarter last year, an increase of approximately 100%.  A chart depicting Opsware’s historical non-EDS revenue growth is included in this release.

Net loss on a GAAP basis for the quarter was $(2.8) million or $(0.03) per share and included non-cash charges of approximately $0.7 million relating to previous acquisitions, and $0.2 million of non-cash stock based compensation.  Excluding these non-cash charges, non-GAAP net loss was $(1.9) million or $(0.02) per share.  A reconciliation between net loss on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

“We followed a good first and second quarter with an even better third quarter,” said Ben Horowitz, president and CEO of Opsware Inc.  “We grew our non-EDS derived bookings by 125% over Q3 of last year which is a strong indication of accelerating demand for Opsware in a fast growing new market.”

In addition, Horowitz believes that customers have come to view Opsware as the technology leader in this market, allowing the company to gain a major competitive lead and pursue a greater share of the rapidly growing market.

Financial Outlook

Management reiterates the following guidance for its fourth quarter ending January 31, 2006:

•                  Net revenue is expected to range between $17 and $18 million.

•                  Non-GAAP EPS is expected to be $(0.01) to $(0.02).

Management updates the following guidance for the fiscal year ending January 31, 2006:

•                  Net revenue is expected to range between $59 and $60 million.

•                  Non-EDS revenue is expected to range between $38.4 and $39.4 million.

Management reiterates the following guidance for its second quarter ending July 31, 2006:

•                  Non-GAAP EPS is expected to be $0.00.

The company will provide additional detail on its financial results on the conference call referenced below.

About the Conference Call and Webcast

Opsware management will host a conference call on Tuesday, November 22, 2005 beginning at 1:30 p.m. PT (4:30 p.m. ET) to detail today’s announcement.  Interested parties may access the conference call by dialing (800) 810-0924.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net loss and non-GAAP net loss per share each exclude non-cash stock based compensation expense and non-cash charges relating to past acquisitions.  In addition, the forward-looking guidance for non-GAAP net loss per share in the second quarter ending July 31, 2006 also excludes stock based compensation expense that we will begin recording under SFAS 123(R) in fiscal 2007 and which cannot be determined at this time.

With respect to historical results, a reconciliation between net loss on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statement of Operations attached to this release. With respect to forward-looking guidance, a reconciliation between net loss per share on GAAP and non-GAAP bases has not been provided because net loss per share on a GAAP basis depends in part upon the amount of stock based compensation expense, which is dependent upon our future stock price and cannot be calculated until the final trading day of the applicable future quarter.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus are appropriate to enhance the overall understanding of our past financial performance and our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.

The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected financial results, statements regarding demand for Opsware products, the growth of the market for our software and our opportunities in that market.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including without limitation: that the IT automation software market is relatively new, that our business will suffer if the market does not develop as we expect, our Opsware automation software may not gain widespread market acceptance, that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers and our dependence on closing a small number of relatively large transactions each quarter. In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the annual period ended January 31, 2005 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in the forward-looking statements.

The graphics displaying non-EDS revenue and derived bookings in this press release solely present historical data, and are not necessarily indicative of results in future periods.  Continued growth is subject to several risks and uncertainties, including those described in our SEC filings as referenced in the preceding paragraph.

Opsware is a service mark and trademark of Opsware Inc.

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OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2005	January 31, 2005
	(unaudited)	(A)
ASSETS
Current assets:
Cash and cash equivalents	$101,225	$118,615
Accounts receivable, net	12,077	3,895
Prepaid expenses and other current assets	4,945	3,506

Total current assets	118,247	126,016
Property and equipment, net	3,729	4,113
Restricted cash	2,480	2,740
Prepaid rent	1,704	2,185
Other assets	377	818
Intangibles, net	8,352	4,125
Goodwill	27,837	3,594

Total assets	$162,726	$143,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$795	$882
Other accrued liabilities	8,439	5,002
Advances from customers	945	8,855
Deferred revenue, current portion	24,201	8,533
Accrued restructuring costs, current portion	250	233
Capital lease obligations, current portion	13	—

Total current liabilities	34,643	23,505
Capital lease obligations, net of current portion	78	—
Deferred revenue, net of current portion	1,724	1,958
Accrued restructuring costs, net of current portion	1,273	1,466

Commitments and contingencies

Stockholders’ equity:
Common stock	99	95
Additional paid-in capital	605,783	585,204
Notes receivable from stockholders	—	(1)
Deferred stock compensation	(419)	(106)
Accumulated deficit	(480,365)	(468,519)
Accumulated other comprehensive income	(90)	(11)

Total stockholders’ equity	125,008	116,662

Total liabilities and stockholders’ equity	$162,726	$143,591

(A)                              The balance sheet at January 31, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.  Certain amounts have been reclassified to conform to current presentation.

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
License revenue	$11,133	$7,284	$29,170	$19,144
Services revenue	4,201	2,946	12,902	7,065
Net revenue	15,334	10,230	42,072	26,209

Cost and expenses:
Cost of license revenue	329	4,165	669	4,245
Cost of services revenue*	3,205	2,147	9,364	5,829
Cost of developed technology	412	179	1,228	496
Research and development*	5,404	3,941	16,148	9,841
Sales and marketing*	6,448	4,124	17,180	10,515
General and administrative*	2,580	2,076	8,297	4,945
Restructuring recoveries, net	—	(54)	(18)	(1,058)
Amortization (reversal) of deferred stock compensation	267	1	1,006	(131)
Amortization of other acquisition-related intangibles	327	158	975	438
In-process research and development charges	—	—	1,190	610
Total cost and expenses	18,972	16,737	56,039	35,730
Loss from operations	(3,638)	(6,507)	(13,967)	(9,521)

Gain (loss) on sale of assets and liabilities from Managed Services Business	(12)	—	(56)	4,338
Interest and other income, net	865	193	2,197	462
Loss before income taxes	(2,785)	(6,314)	(11,826)	(4,721)

Provision for income taxes	8	1	20	390
Net loss	$(2,793)	$(6,315)	$(11,846)	$(5,111)

Basic and diluted net loss per share	$(0.03)	$(0.08)	$(0.12)	$(0.06)

Shares used in computing basic and diluted net loss per share	98,292	83,965	97,919	83,039

*                 Excludes amortization (reversal) of deferred stock compensation of the following (1):

Cost of services revenue	$2	$1	$7	$(177)
Research and development	29	—	163	15
Sales and marketing	4	—	95	4
General and administrative	232	—	741	27
Total amortization (reversal) of deferred stock compensation	$267	$1	$1,006	$(131)

(1)     Given the non-cash nature of the expense, we believe presenting amortization (reversal) of deferred stock compensation in a separate line item more accurately reflects the results of our individual operating categories.

A reconciliation between net loss on GAAP and non-GAAP basis is as follows:

	Three Months Ended October 31, 2005	Nine Months Ended October 31, 2005
	(unaudited)	(unaudited)
GAAP net loss	$(2,793)	$(11,846)
In-process research and development charges	—	1,190
Non-cash benefit related to equity transactions	(95)	(59)
Amortization of deferred stock compensation	267	1,006
Cost of developed technology	412	1,228
Amortization of other acquisition-related intangibles	327	975
Non-GAAP net loss	$(1,882)	$(7,506)

GAAP diluted net loss per share	$(0.03)	$(0.12)
Non-GAAP net loss per share	$(0.02)	$(0.08)

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended October 31,
	2005	2004
Operating activities:
Net loss	$(2,793)	$(6,315)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	663	677
Amortization of intangibles	739	337
Amortization of deferred stock compensation	266	1
Non-cash benefit related to equity transactions	(133)	(138)
Recovery on disposal of property and equipment	(8)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,916)	(689)
Prepaid expenses, other current assets and other assets	(1,116)	759
Prepaid rent	165	275
Accounts payable	16	472
Accrued data center facility costs	—	(2)
Other accrued liabilities	1,812	264
Advances from customers	(610)	3,004
Deferred revenue	4,378	(1,116)
Accrued restructuring costs	(64)	(139)
Net cash used in operating activities	(2,601)	(2,610)

Investing activities:
Net cash used in investing activities	(391)	(1,126)

Financing activities:
Net cash provided by financing activities	995	1,700

Net decrease in cash and cash equivalents	(1,997)	(2,036)
Cash and cash equivalents at beginning of period	103,222	58,297
Cash and cash equivalents at end of period	$101,225	$56,261

Contacts:
Ken Tinsley	Karli Overmier
Investor Relations	Public Relations
Opsware Inc.	Barokas Public Relations
408-212-5241	206-344-3132
ktinsley@opsware.com	karli@barokas.com